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                                                                    EXHIBIT 99.1

FOR RELEASE:                    CONTACT:    KEVIN W. MCALEER
TUESDAY, JANUARY 7                          AMERICAN PAD & PAPER CO.
AT 9:00 A.M.                                (972)733-6244

                                            RICHARD E. NICOLAZZO
                                            NICOLAZZO & ASSOCIATES
                                            (617) 951-0000


               AMERICAN PAD & PAPER ACQUIRES SHADE-ALLIED, INC.,
                EXPANDS PRODUCT LINES TO INCLUDE MACHINE PAPERS


DALLAS, TX (JANUARY 7, 1997) -- American Pad & Paper Co. (NYSE: AGP), a $600 million manufacturer of paper-based office products, today announced that a definitive purchase agreement has been signed to acquire Shade-Allied, Inc., for $51.5 million in cash. Based in Green Bay, WI, with manufacturing facilities in four states, Shade-Allied's sales were approximately $90 million in 1996. The transaction is expected to close this month.

This acquisition, AP&P's seventh since 1992, signals entry into the company's fourth product category -- Machine Papers. It includes technical papers such as inkjet papers, printed formats, fine papers, such as cotton content and laid papers, as well as continuous forms. AP&P's customers purchased over $800 million of machine papers in 1996.

"With each acquisition we have added a new product category or a new channel of distribution to our company," said Charles G. Hanson III, Chairman and CEO. "AP&P's strategy remains the same: to align ourselves with those companies consolidating the industry (Office Produce Superstores such as Staples, Mass Marketers like Wal*Mart, National contract Stationers such as Corporate Express and Paper Merchants like Unisource) and offer them sole source procurement of paper-based office products."

Hanson stated that "Key customers have encouraged us to add machine papers and other paper products to our product offering. This is AP&P's second acquisition in six months and we anticipate more. We will maintain our leadership position in vendor consolidation."

American Pad & Paper Co., which invented the legal pad in 1888,. is a leading manufacturer and marketer of paper-based office products in North America. The Company, with 22 US facilities, manufactures and distributes writing pads, file folders, envelopes and other office products."

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